                                                                    EXHIBIT 99.1


                              [CELSION LETTERHEAD]




November 30, 2001


Dear Shareholder:

In the three months since our last letter, we have made excellent progress against our milestones and in implementing our business plan.

1. PATIENT ENROLLMENT FOR BENIGN PROSTATIC HYPERPLASIA (BPH) PIVOTAL PHASE II CLINICAL TRIALS COMPLETE


        In our August letter, we indicated that we would complete patient enrollment for our Pivotal Phase II Clinical Trials by the end of October 2001. We actually enrolled the final patient on November 14 and, as of today, all the patients have been treated. We have also submitted to the FDA the first two modules of our PMA and expect to file the final module in March 2002, after we have completed the three-month patient follow-ups. If our results are acceptable to the FDA, our BPH treatment system could receive FDA approval during the summer of 2002.

2.      BREAST CANCER PIVOTAL PHASE II TRIALS GAIN MOMENTUM

        Although we continue to focus our resources on the BPH business, our Breast Cancer Phase II Clinical Trials are underway and gaining momentum. Since our last letter we have treated five additional patients at Columbia Breast Surgery Medical Center in Florida and Halle Martin Luther Breast Center in Halle in Germany. We have also treated our first patients at Harbor UCLA Medical Center in Torrance, California and at Oklahoma University. We have now treated a total of nine patients (out of a total of 173 during the course of the Trials). We expect to sign up two more sites in the United States before the end of the year and, potentially, two additional sites in Europe early in 2002.

        Once we have completed the BPH Phase II Clinical Trials we expect to focus on approval and subsequent commercialization of our Breast Cancer treatment system. As a result, we anticipate that patient enrollment should accelerate, enabling us to complete the Phase II Clinical Trials by the end of 2002.

                                                                    EXHIBIT 99.1



3.      CELSION/DUKE UNIVERSITY HEAT ACTIVATED LIPOSOMES

        We have also completed the large animal toxicity studies for our heat activated liposome compound at Roswell Park Cancer Institute in Buffalo, New York. We expect to file an Investigational New Drug (IND) application for this compound around the end of this year. Assuming the FDA approval process runs its normal course, we could commence human Phase I Clinical Trials on this new drug early in 2002.

4.      CELSION/SLOAN-KETTERING GENE THERAPY

        Dr. Gloria Li, at Memorial Sloan-Kettering, continues to make good progress developing our temperature activated, gene based, antisense, "biological modifier". She is currently performing an efficacy study using human tumors in mice and is preparing to conduct large animal toxicity studies. Celsion is in active discussions with clinicians at Memorial Sloan-Kettering regarding the design of clinical trials with an eye toward filing an IND application for the biological modifier and beginning patient studies. While this development is still a long way from commercialization, we believe that the initial results of Dr. Li's research show great promise.

5.      CASH POSITION

        Over the last six weeks we have undertaken a private placement of equity. As of November 30, we have firm commitments for the $3 million minimum necessary for a first closing, which should take place early in the week of December 3, 2001. Beyond this minimum, we expect to raise additional funds, to a maximum of $5 million of gross offering proceeds, and to close the offering before the end of the year. We expect that this cash will provide Celsion with sufficient funds for its development activities and other operations over the next 12 months. We are actively engaged in negotiations with potential strategic partners in Asia for the development of our BPH and liposome businesses in Asian markets. We had hoped to conclude these negotiations during 2001, but a number of events, not the least of which was the tragic occurrence on September 11th, have delayed completion. We remain confident that we will consummate one or more agreements, resulting in further cash infusions, as well as accelerated commercialization of our products, in the New Year.

                                                                    EXHIBIT 99.1


6.      PERSONNEL

        On October 4, 2001, Spencer Volk indicated that he had decided to retire as President and CEO and to relinquish his position on the Board of Directors. During the last four years, Spencer has changed the profile of Celsion, launching the commercialization plan that we are executing. He also put in place the foundation for an excellent management team, which we are confident will guide Celsion to future success. We would like to thank Spence for all his contributions personally and on behalf of all our shareholders. We wish him all the best for the future.

        With Spencer's departure Dr. Augustine Cheung, our Founder and Chief Scientific Officer has again assumed the position of Chief Executive Officer and Dr. Max Link, a long-time director of Celsion, has assumed the position of Chairman of the Board. Max will be a major help to Celsion in identifying and negotiating with strategic partners as Celsion's products and businesses mature.

                                      *****

        We would also like to take this opportunity to cover some administrative items.

        First, we have moved the date of our Annual Meeting forward, from May to February, in order to be better in keeping with our September 30 fiscal year end. Please mark you calendar and plan to join us in February.

        Second, it has been difficult to co-ordinate the delivery of shareholder letters in time for the quarterly shareholder conference calls. We have, therefore, scheduled the calls for 2002 as follows:

                      February       15   (Annual Shareholders' Meeting)
                      June            7
                      September      12
                      December        6

        We expect to post the specific details of each call, including access numbers, on our website (www.celsion.com) 14 days before the date of the call.

                                   * * * * * *

                                                                    EXHIBIT 99.1


        In conclusion, we are confident that the current management team will take Celsion's businesses to commercialization. We have laid out a series of milestones to reach the goal of commercialization and are committed to meeting those milestones. Over the last three months, we have made very real progress and we expect to continue to do so in the future. Assuming we successfully sustain and build upon our current momentum, the market promptly should recognize the value Celsion has within its reach.

        Thank you for your continued support.





         Max E. Link                        Augustine Y. Cheung
         Chairman                           President & Chief Executive Officer